Exhibit 23.3

CONSENT OF WEDBUSH SECURITIES INC.

We hereby consent to the use of our opinion letter dated April 15, 2014 to the Board of Directors of Zalicus Inc. (“Zalicus”), included as Appendix H to Zalicus’ and Epirus Biopharmaceuticals, Inc.’s (“Epirus”) joint proxy statement/prospectus that forms part of the Amendment No. 1 to the Registration Statements on Form S-4 (the “Registration Statement”) relating to the proposed merger, whereby BRunning, Inc., a wholly-owned subsidiary of Zalicus, will be merged with and into Epirus, and to the references to such opinion therein. Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

WEDBUSH SECURITIES INC.

/s/ Wedbush Securities Inc.

June 4, 2014